Exhibit 23(c)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-132044) and related Prospectus and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Main Street Banks, Inc., Main Street Banks, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Main Street Banks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
March 22, 2006
Atlanta, Georgia